Exhibit 10.28

EXECUTION COPY

RUTH’S HOSPITALITY GROUP, INC.

(F/K/A/ RUTH’S CHRIS STEAK HOUSE, INC.)

FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of February 26, 2009 and entered into by and among RUTH’S HOSPITALITY GROUP, INC. (f/k/a/ Ruth’s Chris Steak House, Inc.), a Delaware corporation (“Company”), the financial institutions from time to time party thereto (“Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for Lenders (“Administrative Agent”), and, for purposes of Section 4 hereof, the Guarantors (as defined in Section 4 hereof) listed on the signature pages hereof, and is made with reference to that certain First Amended and Restated Credit Agreement dated as of February 19, 2008, as amended to the date hereof (as so amended, the “Credit Agreement”), by and among Company, Lenders, Banc of America Securities LLC, as a co-lead arranger, Bank of America, N.A., as syndication agent and Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

R E C I T A L S

WHEREAS, Company and Lenders desire to amend the Credit Agreement to make certain amendments as set forth below;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO THE CREDIT AGREEMENT.

Section 1.1 Amendments to Section 1: Definitions.

A. Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definitions, which shall be inserted in proper alphabetical order:

“’Deed of Trust’ means a security instrument (whether designated as a deed of trust or a mortgage) executed and delivered by any Loan Party, substantially in the form of Exhibit XII annexed hereto or in such other form as may be satisfactory to Company and approved by Administrative Agent in its sole discretion, with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices.”

“’First Amendment’ means the First Amendment to First Amended and Restated Credit Agreement dated as of February 25, 2009 among Company, Lenders and Administrative Agent.”

“’First Amendment Effective Date’ means the date on which all conditions set forth in Section 3 of the First Amendment are satisfied.”

“’Florida Headquarters’ means the property located at 500 International Parkway, Suite 100, Heathrow, Florida 32746.”

“’Fort Lauderdale Property’ means the property located at 2525 North Federal Highway, Fort Lauderdale, Florida 33305.”

“’Single Restaurant EBITDA’ means, with respect to any restaurant, the sum, without duplication, of the amounts for such restaurant for the most recent twelve-month period preceding the sale of such restaurant for which Company’s results of operations are available of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, and (v) total amortization expense, in the case of clauses (ii)-(v), to the extent deducted in the calculation of Consolidated Net Income, determined for such restaurant in conformity with GAAP. For purposes of determining Single Restaurant EBITDA, references in the definitions of “Consolidated Net Income” and “Consolidated Interest Expense” to Company and its Subsidiaries shall be deemed to refer to such restaurant.”

B. Subsection 1.1 of the Credit Agreement is hereby further amended by deleting the definitions of “Consolidated Capital Expenditures”, “Consolidated EBITDA” and “Consolidated Leverage Ratio” therefrom in their entirety and substituting the following therefor:

“’Consolidated Capital Expenditures’ means, for any period and without duplication, the sum of the aggregate of all expenditures, including, to the extent not already included as an expenditure, the purchase price of any acquired Ruth’s Chris restaurant franchise, (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of any asset that is purchased with insurance proceeds or with Net Asset Sale Proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the amount of such insurance proceeds or Net Asset Sale Proceeds, as the case may be.”

“’Consolidated EBITDA’ means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) non-cash write-offs or impairment of restaurant assets (including write-offs due to impairment of goodwill) and cash write-offs of the Manhattan UN Facility, (vii) non-recurring costs and expenses in connection with severance payments, hurricane and relocation costs, and business acquisition costs, (viii) ongoing non-cash GAAP costs in connection with, but not limited to, stock options, restricted stock, bank fees and pre-opening straight-line rent, (ix) non-recurring costs and expenses in connection with restaurant closures and lease terminations in an aggregate amount not to exceed $4,000,000, and (x) Consolidated Rental Expense under the Real Property Operating Lease for the Florida Headquarters following the sale and leaseback of such property, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided that in the event Company or any of its Subsidiaries acquires a Ruth’s Chris restaurant franchise during such period, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis; provided further that Consolidated EBITDA for the Fiscal Quarters ending prior to March 29, 2009 shall include Acquisition EBITDA for such period as reflected in the financial statements of the Acquired Business for such period delivered to Company and Administrative Agent (as if the Acquired Business were acquired on the first day of such period).”

“’Consolidated Leverage Ratio’ means, as at any date, the ratio of (i) the sum of Consolidated Total Debt (other than Indebtedness with respect to any Capital Lease created through the sale and leaseback of the Florida Headquarters) as at such date plus the Letter of Credit Usage as at such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarter period most recently ended as at such date.”

Section 1.2 Amendments to Section 2: Amounts and Terms of Commitments and Loans.

A. Revolving Loan Commitment. Subsection 2.1A(i) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(i) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the First Amendment Effective Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Revolving Lender’s Revolving Loan Commitment, as of the First Amendment Effective Date, is set forth opposite its name on Schedule 2.1 annexed hereto, and the

Revolving Loan Commitment Amount, as of the First Amendment Effective Date, is $175,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.”

B. Interest on the Loans. Clause (i) of subsection 2.2A of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four consecutive Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 4.1K or 6.1(iv); or

if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four consecutive Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 4.1K or 6.1(iv):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to	4.00:1.00	4.25%	3.00%

Greater than or equal to but less than	3.25:1.00 4.00:1.00	3.50%	2.25%

Greater than or equal to but less than	2.50:1.00 3.25:1.00	3.00%	1.75%

Less than	2.50:1.00	2.50%	1.25%

provided that, until the delivery of the Compliance Certificate for the second Fiscal Quarter ending after the First Amendment Effective Date, the applicable margin on and after the First Amendment Effective Date for Revolving Loans that are Eurodollar Rate Loans shall be 3.50% per annum and for Revolving Loans that are Base Rate Loans shall be 2.25% per annum.”

C. Interest Periods. Subsection 2.2B of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (vi) thereof, (ii) deleting the period at the end of clause (vii) thereof and substituting “; and” therefor, and (iii) adding the following as new clause (viii) thereof:

“(viii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitment Amount is scheduled to occur unless the sum of (a) the aggregate principal amount of Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of Revolving Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Revolving Loan Commitment Amount then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitment Amount that is scheduled to occur on such date.”

D. Fees. Subsection 2.3A of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Restatement Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four consecutive Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 4.1K or 6.1(iv):

	Consolidated Leverage Ratio	Commitment Fee Percentage
Greater than Or equal to	3.25:1.00	0.500%

Less than	3.25:1.00	0.375%

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each calendar year, commencing on March 31, 2009, and on the Revolving Loan Commitment Termination Date; provided that until the delivery of the Compliance Certificate for the second Fiscal Quarter ending after the First Amendment Effective Date, the applicable commitment fee percentage on and after the First Amendment Effective Date shall be 0.500% per annum. Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the applicable commitment fee percentage shall be adjusted, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate; provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.”

E. Reduction of Revolving Loan Commitment Amount. Subsection 2.4A of the Credit Agreement is hereby amended by adding the following at the end of clause (ii) thereof:

“Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4A(iv).”

F. Reduction of Revolving Loan Commitment Amount. Subsection 2.4A of the Credit Agreement is hereby further amended by adding the following at the end of clause (iii)(a) thereof:

“Notwithstanding anything to the contrary contained in this clause (a), (i) no later than the first Business Day following the date of receipt by Company of Net Asset Sale Proceeds in respect of the sale of the Florida Headquarters, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an amount equal to 75% of such Net Asset Sale Proceeds and (ii) Company shall not be required to prepay the Loans and/or the Revolving Loan Commitment Amount shall not be permanently reduced in the amount of the Net Asset Sale Proceeds in respect of the sale of the Fort Lauderdale Property.”

G. Reduction of Revolving Loan Commitment Amount. Subsection 2.4A of the Credit Agreement is hereby further amended by adding the following new clause (d) to clause (iv) thereof:

“(d) Application of Unscheduled Reductions of the Revolving Loan Commitment Amount. Any voluntary reduction of the Revolving Loan Commitment Amount pursuant to subsection 2.4A(ii) shall be applied to reduce the scheduled reductions of the Revolving Loan Commitment Amount set forth in subsection 2.4A(v) in forward chronological order. Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to subsection 2.4A(iii) shall be applied to reduce the scheduled reductions of the Revolving Loan Commitment Amount set forth in subsection 2.4A(v) in inverse chronological order.”

H. Reduction of Revolving Loan Commitment Amount. Subsection 2.4A of the Credit Agreement is hereby further amended by adding the following new clause (v) thereto:

“(v) Scheduled Reductions of Revolving Loan Commitment Amount. The Revolving Loan Commitment Amount shall be permanently reduced on the last day of the Fiscal Quarter ended on or around the dates and in the amounts set forth below:

Date	Scheduled Reduction
December 31, 2009	$5,000,000

June 30, 2010	$5,000,000

December 31, 2010	$5,000,000

June 30, 2011	$5,000,000

December 31, 2011	$5,000,000

June 30, 2012	$5,000,000

December 31, 2012	$5,000,000

; provided that the scheduled reductions of the Revolving Loan Commitment Amount set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Revolving Loan Commitment Amount in accordance with subsection 2.4A(iv).”

I. Increase in Commitments. Subsection 2.10 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“[Intentionally Omitted]”

Section 1.3 Amendments to Section 6: Company’s Affirmative Covenants.

Subsection 6.8 of the Credit Agreement is hereby amended by adding the following new subsections D, E and F thereto:

“D. Florida Headquarters. In the event that Company does not sell the Florida Headquarters within 90 days following the First Amendment Effective Date, Company shall, no later than five Business Days thereafter, deliver to Administrative Agent:

1. A fully executed and notarized Deed of Trust, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the Florida Headquarters;

2. (a) An ALTA mortgagee title insurance policy or unconditional commitment therefor issued by a title company acceptable to Administrative Agent with respect to the Florida Headquarters, in an amount to be agreed upon, insuring fee simple title to such property vested in Company and assuring Administrative Agent that the applicable Deed of Trust creates a valid and enforceable First Priority mortgage Lien on the Florida Headquarters, subject only to a standard survey exception, which policy (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that Company has (i) delivered to the title company all certificates and affidavits required by the title company in connection with the issuance of the policy and (ii) paid to the title company or appropriate Government Authorities all expenses and premiums of the title company in connection with the issuance of the policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Deed of Trust in the appropriate real estate records;

3. A title report issued by the title company with respect to the Florida Headquarters, dated not more than 30 days prior to the date hereof and satisfactory in form and substance to Administrative Agent;

4. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the policy or in the title report;

5. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) the Florida Headquarters is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (2) the community in which the Florida Headquarters is located is participating in the National Flood Insurance Program, (b) if applicable, Company’s written acknowledgement of receipt of written notification from Administrative Agent and in the event the Florida Headquarters is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

6. If requested, by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) with respect to the enforceability of the form of Deeds of Trust to be recorded in Florida and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.”

“E. Other Real Property. No later than 60 days following the First Amendment Effective Date, Company shall deliver to Administrative Agent:

1. Fully executed and notarized Deeds of Trust, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each property listed on Schedule 6.8 annexed hereto;

2. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by a title company acceptable to Administrative Agent with respect to such property, in amounts to be agreed upon, insuring fee simple title to each such property vested in Company and assuring Administrative Agent that the applicable Deeds of Trust create valid and enforceable First Priority mortgage Liens on the respective properties encumbered thereby, subject only to a standard survey exception, which policies (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that Company has (i) delivered to the title company all certificates and affidavits required by the title company in connection with the issuance of the policies and (ii) paid to the title company or appropriate Government Authorities all expenses and premiums of the title company in connection with the issuance of such policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Deeds of Trust in the appropriate real estate records;

3. With respect to each such property, a title report issued by the title company with respect thereto, dated not more than 30 days prior to the date hereof and satisfactory in form and substance to Administrative Agent;

4. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the policies or in the title reports;

5. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any such property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (2) the community in which any such property is located is participating in the National Flood Insurance Program, (b) if applicable, Company’s written acknowledgement of receipt of written notification from Administrative Agent and in the event any such property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

6. If requested by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which any such property is located with respect to the enforceability of the form(s) of Deeds of Trust to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.”

“F. Intellectual Property. No later than 30 days following the First Amendment Effective Date, Company shall deliver to Administrative Agent cover sheets or other documents or instruments required to be filed in order to create or perfect Liens in all intellectual property of Company and its Subsidiaries in Canada.”

Section 1.4 Amendments to Section 7: Company’s Negative Covenants.

A. Indebtedness.

1. Subsections 7.1(iii) and (vi) of the Credit Agreement are hereby amended by deleting the references to “$5,000,000” contained therein and substituting a reference to “$2,500,000” therefor.

2. Subsection 7.1(iii) of the Credit Agreement is hereby further amended by (i) deleting the word “and” at the end of clause (v) thereof, (ii) deleting the period at the end of clause (vi) thereof and substituting “; and” therefor and (iii) adding the following as new clause (vii) thereof:

“(vii) Company may become and remain liable with respect to Indebtedness in respect of a Capital Lease of the Florida Headquarters.”

B. Liens. Subsection 7.2A(iv) of the Credit Agreement is hereby amended by deleting the reference to “$5,000,000” contained therein and substituting a reference to “$2,500,000” therefor.

C. Investments. Subsection 7.3 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (v) thereof, (ii) deleting the period at the end of clause (vi) thereof and substituting “; and” therefor and (iii) adding the following as new clause (vii) thereof:

“(vii) Company may make a loan in the form of a seller note in connection with the sale and leaseback of the Florida Headquarters, which seller note shall be in form and substance reasonably satisfactory to Administrative Agent.”

D. Restricted Junior Payments. Subsection 7.5 of the Credit Agreement is hereby amended by deleting the reference to “3,000,000” contained in clause (i) thereof and substituting a reference to “1,000,000” therefor.

E. Financial Covenants. Subsection 7.6 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“A. Minimum Adjusted Fixed Charge Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDAR minus (a) taxes based on income of Company and its Subsidiaries on a consolidated basis paid in Cash and (b) Consolidated Maintenance Capital Expenditures to (ii) Consolidated Fixed Charges for any Four Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

Period	Minimum Fixed Charge Coverage Ratio
October 1, 2008 through December 31, 2008	1.50 to 1.00

January 1, 2009 through December 31, 2009	1.40 to 1.00

January 1, 2010 through June 30, 2010	1.45 to 1.00

July 1, 2010 and thereafter	1.50 to 1.00

“B. Maximum Consolidated Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as at any date during any of the periods set forth below to exceed the correlative ratio indicated:

Period	Maximum Leverage Ratio
October 1, 2008 through December 31, 2008	3.75 to 1.00

January 1, 2009 through March 31, 2009	4.75 to 1.00

April 1, 2009 through September 30, 2009	4.80 to 1.00

October 1, 2009 through December 31, 2009	4.50 to 1.00

January 1, 2010 through March 31, 2010	4.25 to 1.00

April 1, 2010 through June 30, 2010	3.85 to 1.00

July 1, 2010 and thereafter	3.50 to 1.00

“C. Minimum Consolidated EBITDA. Company shall not permit Consolidated EBITDA for any period set forth below to be less than the correlative amount indicated:

Period	Minimum Consolidated EBITDA
January 1, 2009 through March 31, 2009	$8,250,000

January 1, 2009 through June 30, 2009	$17,000,000

January 1, 2009 through September 30, 2009	$24,500,000

January 1, 2009 through December 31, 2009	$33,500,000

April 1, 2009 through March 31, 2010	$34,000,000

July 1, 2009 through June 30, 2010	$35,000 000

October 1, 2009 through September 30, 2010	$35,500,000

January 1, 2010 through December 31, 2010	$35,500,000

; provided, however, in the event any restaurant is sold following the First Amendment Effective Date for a sale price equal to a multiple of the Single Restaurant EBITDA for such restaurant, there shall be added to the calculation of Consolidated Net Income for a period of 18 months following such sale, an amount equal to such Single Restaurant EBITDA minus, in the case of any restaurant sold to a franchisee, the product of such Single Restaurant EBITDA multiplied by 5%; provided further, Company shall not be required to maintain a minimum Consolidated EBITDA for any period in the event the Consolidated Leverage Ratio as at the end of such period is less than or equal to 3.50 to 1.00.”

F. Fundamental Changes; Asset Sales. Subsection 7.7 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (vi) thereof, (ii) deleting the period at the end of clause (vii) thereof and substituting “; and” therefor and (iii) adding the following as new clause (viii) thereof:

“(viii) Company and its Subsidiaries may sell restaurants to franchisees, in each case provided that (a) the consideration received for any such restaurant shall be in the form of Cash or Cash Equivalents, (b) the sale price for any such restaurant shall be at least equal to 4.75 multiplied by the Single Restaurant EBITDA for such restaurant, (c) the proceeds of such sales shall be applied as required by subsection 2.4A(iii)(a), and (d) after giving effect to each such sale, on a reasonable and prudent pro forma basis as determined by the chief executive officer or chief financial officer of Company, as if such sale had occurred on the first day of the most recent twelve-month period for which Company’s results of operations are available, Company would be in compliance with the covenants set forth in subsection 7.6, and Company has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance satisfactory to Administrative Agent required to confirm such statement.”

G. Sales and Leasebacks. Subsection 7.9 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“7.9 Sales and Lease-Backs

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided, however, that (a) Company and its Subsidiaries may engage in such sale and lease-back transactions if all of the following conditions are satisfied: (1) any asset sold or otherwise transferred and leased back in such transaction by Company and its Subsidiaries was acquired in connection with the development of a Ruth’s Chris restaurant, and (2) the proceeds of such sale or transfer are promptly applied as required by subsection 2.4A(iii)(a) and (b) Company may, within 90 days following the First Amendment Effective Date, or such later date as may be agreed to by Administrative Agent, sell and lease-back the Florida Headquarters if all of the following conditions are satisfied: (1) at least $7,500,000 of the consideration received shall be cash and (2) the proceeds of such sale are promptly applied as required by subsection 2.4A(iii)(a).”

H. Capital Expenditures. Section 7 of the Credit Agreement is hereby amended by adding the following new subsection 7.14 thereto:

“7.14. Consolidated Capital Expenditures

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of (i) for Fiscal Year 2009, $12,000,000, and (ii) for Fiscal Year 2010 and each Fiscal Year thereafter $10,000,000; provided, however, Company may make additional Consolidated Capital Expenditures in any Fiscal Year following 2009 in an amount not to exceed $5,000,000 in the event that the Consolidated Leverage Ratio, after giving effect to such Consolidated Capital Expenditures, does not exceed 3.35 to 1.00 or in an amount not to exceed $10,000,000 in the event that (a) the Consolidated Leverage Ratio for the immediately preceding two Fiscal Quarters does not exceed 3.25 to 1.00 and (b) the Consolidated Leverage Ratio, after giving effect to such Consolidated Capital Expenditures, does not exceed 3.35 to 1.00.”

Section 1.5 Modification of Schedules and Exhibits.

A. Schedule 2.1. Schedule 2.1 to the Credit Agreement is hereby amended by deleting said Schedule 2.1 in its entirety and substituting in place thereof a new Schedule 2.1 in the form of Schedule 2.1 to this Amendment.

B. Schedule 6.8. Schedule 6.8 to this Amendment is hereby added to the Credit Agreement as Schedule 6.8 thereto.

C. Exhibit XII. Exhibit XII to this Amendment is hereby added to the Credit Agreement as Exhibit XII thereto.

SECTION 2. CONDITIONS TO EFFECTIVENESS.

Section 1 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):

A. On or before the First Amendment Effective Date, Company shall deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the First Amendment Effective Date:

1. Copies of all amendments to the Organizational Documents of Company executed on or after February 19, 2008, in each case, certified by the Secretary of State of Delaware or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of Company, together with a good standing certificate from the Secretary of State of the State of Delaware, each dated a recent date prior to the First Amendment Effective Date;

2. Resolutions of its Board of Directors approving and authorizing the execution, delivery, and performance of this Amendment, the Pledge Agreement Amendment (as defined below) and the Deed of Trust, certified as of the First Amendment Effective Date by the secretary or similar officer as being in full force and effect without modification or amendment;

3. Signature and incumbency certificates of its officers executing this Amendment, the Pledge Agreement Amendment and the Deed of Trust; and

4. Executed copies of this Amendment and the First Amendment to Pledge and Security Agreement dated as of the date hereof between Company, its Subsidiaries and Administrative Agent (the “Pledge Agreement Amendment”).

B. Administrative Agent shall have received (i) a duly completed amendment to UCC financing statement, (ii) updated schedules to the Pledge Agreement, and (iii) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent), in each case reflecting the recent name change of Company.

C. Administrative Agent shall have received cover sheets or other documents or instruments required to be filed in order to create or perfect Liens in all intellectual property of Company and its Subsidiaries in the United States.

D. Lenders shall have received copies of one or more favorable written opinions of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel for Company, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the First Amendment Effective Date, and setting forth the matters as Administrative Agent acting on behalf of Lenders may reasonably request.

E. On or before the First Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

F. Company shall pay to each Lender executing this Amendment on or before the close of business (San Francisco time) on February 26, 2009, an amendment fee equal to 1.0% of such Lender’s Revolving Loan Exposure.

SECTION 3. COMPANY’S REPRESENTATIONS AND WARRANTIES.

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Company represents and warrants to each Lender that the following statements are true, correct and complete:

A. Corporate Power and Authority. Company has all requisite corporate power and authority to enter into this Amendment, the Pledge Agreement Amendment and the Deed of Trust and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”), the Pledge Agreement Amendment and the Deed of Trust.

B. Authorization of Agreements. The execution and delivery of this Amendment the Pledge Agreement Amendment and the Deed of Trust and the performance of the Amended Agreement, the Pledge Agreement Amendment and the Deed of Trust have been duly authorized by all necessary corporate action on the part of Company.

C. No Conflict. The execution and delivery by Company of this Amendment, the Pledge Agreement Amendment and the Deed of Trust and the performance by Company of this Amendment, the Pledge Agreement Amendment and the Deed of Trust do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries.

D. Governmental Consents. The execution and delivery by Company of this Amendment, the Pledge Agreement Amendment and the Deed of Trust and the performance by Company of the Amended Agreement, the Pledge Agreement Amendment and the Deed of Trust do not and will not require any Governmental Authorization.

E. Binding Obligation. This Amendment and the Pledge Agreement Amendment have been duly executed and delivered by Company and this Amendment, the Pledge Agreement Amendment and the Amended Agreement are, and the Deed of Trust when executed and delivered, will be, the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

SECTION 4. ACKNOWLEDGEMENT AND CONSENT.

Each guarantor (or pledgor) listed on the signatures pages hereof (each, a “Guarantor”) hereby acknowledges and agrees that the Subsidiary Guaranty and any Collateral Document (each, a “Credit Support Document”) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in this Amendment and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION 5. MISCELLANEOUS.

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment and the Pledge Agreement Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. Company acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Company.

C. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

D. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 2 hereof) shall become effective upon the execution of a counterpart hereof by Company, Requisite Lenders and each of the Credit Support Parties and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

E. Collateral Documents. Each Lender authorizes Administrative Agent, on behalf of and for the benefit of Lender, to execute the Pledge Agreement Amendment.

[Remainder of page intentionally left blank]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

RUTH’S HOSPITALITY GROUP, INC. (F/K/A/ RUTH’S CHRIS STEAK HOUSE, INC.)

By:
Name:
Title:

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender, as Co-Lead Arranger and as Administrative Agent

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

BANK OF AMERICA, N.A., individually as a Lender and as Syndication Agent

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Co-Documentation Agent

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

CAROLINA FIRST BANK, as a Lender

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

CITIBANK N.A., as a Lender

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

RAYMOND JAMES BANK, FSB, as a Lender

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

ACKNOWLEDGED AND AGREED:	R.C. EQUIPMENT, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

R.F. INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

RCSH HOLDINGS, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

RCSH MANAGEMENT, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

RCSH OPERATIONS, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

RCSH OPERATIONS, LLC (for purposes of Section 4 only), as a Credit Support Party

By:	RUTH’S HOSPITALITY GROUP, INC., as Sole Member and Manager

By:
Name:
Title:

RCSH PROMOTIONS, LLC (for purposes of Section 4 only), as a Credit Support Party

By:	RUTH’S HOSPITALITY GROUP, INC., as Sole Member and Manager

By:
Name:
Title:

RUTH’S CHRIS STEAK HOUSE BOSTON, LLC (for purposes of Section 4 only), as a Credit Support Party

By:	RUTH’S HOSPITALITY GROUP, INC., as Sole Member and Manager

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

RUTH’S CHRIS STEAK HOUSE DALLAS, L.P. (for purposes of Section 4 only), as a Credit Support Party

By:	RUTH’S HOSPITALITY GROUP, INC., as General Partner

By:
Name:
Title:

RUTH’S CHRIS STEAK HOUSE TEXAS, L.P. (for purposes of Section 4 only), as a Credit Support Party

By:	RUTH’S HOSPITALITY GROUP, INC., as General Partner

By:
Name:
Title:

RUTH’S CHRIS STEAK HOUSE #15, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

RUTH’S CHRIS STEAK HOUSE FRANCHISE, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

RHG FISH MARKET, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

RHG KINGFISH, LLC (for purposes of Section 4 only), as a Credit Support Party

By:	RUTH’S HOSPITALITY GROUP, INC., as Sole Member

By:
Name:
Title:

RCSH MILLWORK, LLC (for purposes of Section 4 only), as a Credit Support Party

By:	RCSH OPERATIONS, LLC, as Sole Member and Manager

By:	RUTH’S HOSPITALITY GROUP, INC., as Sole Member and Manager

By:
Name:
Title:

RCSH UTAH, INC. (for purposes of Section 4 only), as a Credit Support Party

By:
Name:
Title:

First Amendment to First Amended

and Restated Credit Agreement

SCHEDULE 2.1

LENDERS’ COMMITMENTS AND PRO RATA SHARES

Lender	Revolving Loan Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$26,250,000.00	15.000000000%
Bank of America, N.A.	$26,250,000.00	15.000000000%
JPMorgan Chase Bank, N.A.	$21,000,000.00	12.000000000%
Wachovia Bank, National Association	$21,000,000.00	12.000000000%
Raymond James Bank, FSB	$18,900,000.00	10.800000000%
Citibank N.A.	$16,800,000.00	9.600000000%
Fifth Third Bank	$16,800,000.00	9.600000000%
Carolina First Bank	$10,500,000.00	6.000000000%
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	$10,500,000.00	6.000000000%
First Tennessee Bank National Association	$7,000,000.00	4.000000000%

TOTAL	$175,000,000.00	100.000000000%

SCHEDULE 6.8

TO

FIRST AMENDED AND RESTATED

CREDIT AGREEMENT

REAL PROPERTY

7550 Highcross Blvd

Columbus, OH 43235

6213 Richmond Avenue

Houston, TX 77057

3321 Hessmer Avenue

Metairie, Louisiana 70002

EXHIBIT XII

PREPARED BY, RECORDING REQUESTED BY, AND WHEN RECORDED MAIL TO: Chapman and Cutler, LLP 111 West Monroe Street Chicago, Illinois 60603 Attention: Philip M. J. Edison
This space reserved for Recorder’s use only

[NOTICE TO RECORDER: THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING SECURES OUT OF STATE NOTES AND AFFECTS PROPERTY IN AND OUT OF THE STATE OF FLORIDA. THE VALUE OF THE FLORIDA PROPERTY IS $                    . MORTGAGEE LIMITS ITS RECOVERY AGAINST FLORIDA PROPERTY TO $                    .] OR [INSERT OTHER STATE SPECIFIC PROVISION IF APPLICABLE]

NOTICE: THIS INSTRUMENT SECURES FUTURE ADVANCES UNDER A REVOLVING CREDIT FACILITY THE PRIORITY OF WHICH DATE TO THE RECORDING DATE HEREOF.

FORM OF MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING [(FLORIDA)] [INSERT OTHER APPLICABLE STATE]

by and from

RUTH’S HOSPITALITY GROUP, INC. (f/k/a/ Ruth’s Chris Steak House, Inc.)

“Mortgagor”

to

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

“Mortgagee”

Dated as of                              , 2009

Location:	500 International Parkway
Municipality:	Heathrow
County:	Seminole
State:	Florida
Tax ID Nos.:

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING TO BE

INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN

FORM OF MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING (FLORIDA) [INSERT OTHER APPLICABLE STATE]

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING [(FLORIDA)] [INSERT OTHER APPLICABLE STATE] (this “Mortgage”) is dated as of                              , 2009 and from RUTH’S HOSPITALITY GROUP, INC. (f/k/a/ Ruth’s Chris Steak House, Inc.), a Delaware corporation (“Mortgagor”), whose address is 500 International Parkway, Suite 100, Heathrow, Florida 32746, to WELLS FARGO BANK, NATIONAL ASSOCIATION, (“Mortgagee”), having an address at 5938 Priestly Drive, Suite 200, Carlsbad, California 92008, as administrative agent for Lenders.

RECITALS

A. Mortgagor, certain lenders and Mortgagee, as administrative agent, are parties to that certain First Amended and Restated Credit Agreement dated as of February 19, 2008, and that certain First Amendment to First Amended and Restated Credit Agreement dated as of February __, 2009, pursuant to which Mortgagee and Lenders have made certain commitments, subject to the terms and conditions set forth therein, to extend certain credit facilities to Mortgagor (said First Amended and Restated Credit Agreement, together with the First Amendment to First Amended and Restated Credit Agreement, as it may hereafter be further amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, the “Credit Agreement”).

B. Mortgagor may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders (in such capacity, collectively, the “Swap Counterparties”) at the time such Swap Agreements are entered into in accordance with the terms of the Credit Agreement.

C. Pursuant to the Credit Agreement, in order to induce Mortgagee and Lenders to make Loans and other extensions of credit under the Credit Agreement and the Swap Counterparties to enter into the Swap Agreements, Mortgagor has agreed to execute and deliver this Mortgage.

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. As used herein, the following terms shall have the following meanings:

(a) “Indebtedness”: (1) All indebtedness of Mortgagor to Mortgagee and Lenders, the full and prompt payment of which is the obligation of Mortgagor, including, without limitation, the sum of all (a) principal, interest and other amounts evidenced or secured by the Loan Documents or any Swap Agreements, and (b) principal, interest and other amounts which may hereafter be loaned under or in connection with the Credit Agreement, any of the other Loan Documents or any Swap Agreements, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee under all documents which recite that they are intended to be secured by this Mortgage.

(b) “Mortgaged Property”: All of Mortgagor’s right, title and interest in and to (1) the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), (2) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (3) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (4) all reserves, escrows or impounds required under the Credit Agreement and all utility deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, or Fixtures (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(c) “Obligations”: means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, amounts related to the Swap Agreements, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

(d) “UCC”: The Uniform Commercial Code of Florida [or insert other applicable state] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than Florida, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

MORTGAGE OF MORTGAGED PROPERTY

Section 2.1. Mortgage of Mortgaged Property. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Encumbrances, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1. Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances. This Mortgage creates a valid, enforceable First Priority Lien and security interest against the Mortgaged Property.

Section 3.2. First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage and the other Loan Documents. If any lien or security interest other than the Permitted Encumbrances is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

Section 3.3. Payment and Performance. Mortgagor shall pay the Indebtedness when due and shall perform the Obligations in full when they are required to be performed.

Section 3.4. Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is permitted to be removed by the Credit Agreement, or is obsolete and is replaced by an article of equal or better suitability and value owned by Mortgagor and subject to the liens and security interests of this Mortgage and the other Loan Documents, and free and clear of any other lien or security interest except such as may be permitted under the Credit Agreement or first approved in writing by Mortgagee.

Section 3.5. Inspection. Mortgagor shall permit Mortgagee, and Mortgagee’s agents, representatives and employees to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may be reasonably requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

Section 3.6. Other Covenants. All of the covenants of Mortgagor in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7. Peaceable Possession. Mortgagor’s possession of the Mortgaged Property has been peaceable and undisturbed and to Mortgagor’s actual knowledge, there are no facts by reason of which any adverse claim to any part of the Mortgaged Property or to any undivided interest therein might reasonably be expected to be made.

Section 3.8. Condemnation Awards and Insurance Proceeds.

(a) Condemnation Awards. Mortgagor assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Mortgagee and authorizes Mortgagee to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, subject to the terms of the Credit Agreement.

(b) Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly, subject to the terms of the Credit Agreement.

(c) Collateral Protection. UNLESS MORTGAGOR PROVIDES MORTGAGEE WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THE CREDIT AGREEMENT, MORTGAGEE MAY PURCHASE INSURANCE AT MORTGAGOR’S COMMERCIALLY REASONABLE EXPENSE TO PROTECT MORTGAGEE’S INTERESTS IN THE MORTGAGED PROPERTY. THIS INSURANCE MAY, BUT NEED NOT,

PROTECT MORTGAGOR’S INTERESTS IN THE MORTGAGED PROPERTY. THE COVERAGE PURCHASED BY MORTGAGEE MAY NOT PAY ANY CLAIMS THAT MORTGAGOR MAKES OR ANY CLAIM THAT IS MADE AGAINST MORTGAGOR IN CONNECTION WITH THE MORTGAGED PROPERTY. MORTGAGOR MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY MORTGAGEE, BUT ONLY AFTER PROVIDING MORTGAGEE WITH EVIDENCE THAT MORTGAGOR HAS OBTAINED INSURANCE AS REQUIRED BY THIS MORTGAGE. IF MORTGAGEE PURCHASES INSURANCE FOR THE MORTGAGED PROPERTY, MORTGAGOR WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MORTGAGEE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE INDEBTEDNESS HEREBY SECURED. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE MORTGAGOR MAY BE ABLE TO OBTAIN ON ITS OWN.

Section 3.9. Taxes. Mortgagor shall pay all taxes, assessments and other governmental charges imposed on the Mortgaged Property in accordance with subsection 6.3 of the Credit Agreement.

Section 3.10. Utilities. Mortgagor shall pay, when due, all utility charges incurred by Mortgagor for the benefit of the Mortgaged Property, or which may become a charge or lien against the Mortgaged Property, for gas, electricity, water, sewer, refuse and all other utility services furnished to the Mortgaged Property, and all other assessments or charges of a similar nature, whether public or private, affecting the Mortgaged Property or any portion thereof, whether or not such assessments or charges are liens thereon.

ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1. Remedies. If an Event of Default occurs and is continuing, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee may credit the portion of the purchase price that would be distributed to Mortgagee against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents, any Swap Agreements, or otherwise available at law or in equity.

Section 5.2. Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3. Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulated and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Loan Documents, any Swap Agreements, or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4. Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5. Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6. Discontinuance of Proceedings. If Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7. Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) pursuant to subsection 2.4C of the Credit Agreement.

Section 5.8. Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9. Additional Advances and Disbursements; Costs of Enforcement.

(a) If any Event of Default occurs and is continuing, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee under this Section 5.9, or otherwise under this Mortgage, any of the other Loan Documents, any Swap Agreements, or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage, the other Loan Documents, and any Swap Agreements, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage, the other Loan Documents, any Swap Agreements and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10. No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Section 5.11. Actions by Mortgagee to Preserve the Mortgaged Property. If Mortgagor fails to make any payment or do any act as and in the manner provided in this Mortgage, or in any of the other Loan Documents or in any of the Swap Agreements, Mortgagee, in its sole and absolute discretion, without obligation so to do and without notice to or demand upon Mortgagor and without releasing Mortgagor from any obligation, may make such payment or do such act in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof. In connection therewith (without limiting Mortgagee’s general powers), Mortgagee shall have and is hereby given the right, but not the obligation, (i) to enter upon and take possession of the Mortgaged Property; (ii) to make additions, alterations, repairs and Improvements to the Mortgaged Property which it may consider necessary or proper to keep the Mortgaged Property in good condition and repair; (iii) to appear and participate in any action or proceeding which affects or may affect the security hereof or the rights or powers of Mortgagee; (iv) to pay, purchase, contest or compromise any encumbrance, claim, charge, lien or debt which, in Mortgagee’s judgment, may affect or appear to affect the security of this Mortgage; and (v) in exercising such powers, to employ counsel or other necessary or desirable experts or consultants. Mortgagor shall, immediately upon demand therefor by Mortgagee, pay all reasonable costs and expenses incurred by Mortgagee in connection with the exercise by Mortgagee of the foregoing rights, including cost of evidence of title, court costs, appraisals, surveys, and reasonable attorneys’ fees, together with interest thereon from the date incurred at the interest rate then in effect under any Note. All such costs and expenses together with interest thereon shall be secured by this Mortgage.

Section 5.12. Due On Sale. In order to induce Mortgagee and Lenders to make the Loans and other extensions of credit under the Credit Agreement and the Swap Counterparties to enter into the Swap Agreements, Mortgagor agrees that, except as otherwise expressly permitted pursuant to the Credit Agreement, in the event of any “transfer” of the Mortgaged Property without the prior written consent of Mortgagee, Mortgagee has the absolute right at its option, without prior demand or notice, to declare all sums secured by this Mortgage immediately due and payable. Consent to one such transaction will not be deemed to be a waiver of the right to require consent to future or successive transactions. Mortgagee may grant or deny such consent in its sole discretion and, if consent is given, any such transfer will be subject to this Mortgage, and any such transferee shall assume all obligations hereunder and agree to be bound by all provisions contained herein. Such assumption will not, however, release Mortgagor or any other maker or guarantor of the Obligations from any liability thereunder without the prior written consent of Mortgagee and Lenders. As used herein, “transfer” includes the direct or indirect sale, agreement to sell, transfer, conveyance, pledge, collateral assignment or hypothecation of the Mortgaged Property, or any portion thereof or interest therein, whether voluntary, involuntary, by operation of law or otherwise, the execution of any installment land sale contract or similar instrument affecting all or a portion of the Mortgaged Property, or the lease of all or substantially all of the Mortgaged Property. The term “transfer” also includes a Change in Control in Mortgagor.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1. Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment of the Indebtedness and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Indebtedness or the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2. Perfection Upon Recordation. Mortgagor covenants that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, First Priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties following recovery of possession of the Mortgaged Property by Mortgagee. For purposes of this Section 6.2, “possession” shall mean any one of the following to the extent permitted by applicable law: (a) actual possession of the Mortgaged Property or (b) taking affirmative actions to gain possession of the Mortgaged Property that would constitute constructive possession of the Mortgaged Property such as court authorization to collect Rents or appointment of a receiver. To the extent permitted by applicable law, Mortgagee shall have the right to collect Rents without taking possession of the Mortgaged Property.

Section 6.3. Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of Title 11 of the United States Code (the “Bankruptcy Code”), (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4. No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT

Section 7.1. Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a First Priority security interest in the Fixtures, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other

Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Deposit Accounts, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

Section 7.2. Financing Statements. Mortgagor shall execute (if applicable) and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor is a corporation duly organized under the laws of the State of Delaware and except as otherwise expressly provided in the Credit Agreement, shall not change the state of its organization without less than twenty (20) days prior written notice to Mortgagee.

Section 7.3. Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Mortgagor grants to Mortgagee a security interest in all existing and future goods which are now or in the future become fixtures relating to the Mortgaged Property and the proceeds thereof. For purposes of the UCC, the following information concerning the security interest herein granted is furnished:

(a) The name of the Debtor (Mortgagor) is: Ruth’s Hospitality Group, Inc. (f/k/a/ Ruth’s Chris Steak House, Inc.), whose address is 500 International Parkway, Suite 100, Heathrow, Florida 32746, Inc., whose corporate organizational number is 3961229.

(b) The name of the Secured Party (Mortgagee) is: Wells Fargo Bank, National Association, as Agent, having an address as set forth in the first paragraph of this Mortgage.

(c) Information concerning the security interest evidenced by this instrument may be obtained from the Secured Party at its address above.

(d) Mortgagor is the record owner of the real estate described in this Security Instrument.

(e) This document is to be filed in the real estate records. A description of the real estate is attached hereto as Exhibit A.

ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

MISCELLANEOUS

Section 9.1. Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with subsection 10.8 of the Credit Agreement.

Section 9.2. Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 9.3. Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder, however: (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4. Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 9.5. No Waiver. Any failure by Mortgagee to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6. Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

Section 9.7. Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 9.8. Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

Section 9.9. Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles.

Section 9.10. Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11. Entire Agreement. This Mortgage, the other Loan Documents and the Swap Agreements embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents and the Swap Agreements may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.12. Mortgagee as Administrative Agent; Successor Agents.

(a) Mortgagee has been appointed to act as Administrative Agent hereunder by the Lenders and by acceptance of any of the benefits hereunder, each Counterparty under a Swap Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Mortgagee, the Lenders or any such Counterparty (collectively, as amended, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Lenders or any such Counterparty therefor.

(b) Mortgagee shall at all times be the same Person that is Administrative Agent under the Agency Documents. Written notice of resignation by Administrative Agent pursuant to the Agency Documents shall also constitute notice of resignation as Mortgagee under this Mortgage. Removal of Administrative Agent pursuant to any provision of the Agency Documents shall also constitute removal as Mortgagee under this Mortgage. Appointment of a successor Administrative Agent pursuant to the Agency Documents shall also constitute appointment of a successor Mortgagee under this Mortgage. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent under the Agency Documents, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Mortgage, and the retiring or removed Mortgagee shall promptly (i) assign and transfer to such successor Mortgagee all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Mortgagee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the liens and security interests created under this Mortgage. After any retired or removed Administrative Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee hereunder.

Section 9.13. Severability. If any provision of this Mortgage is or becomes invalid, illegal or unenforceable, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Mortgage shall remain in full force and effect.

ARTICLE 10

LOCAL LAW PROVISIONS

Section 10.1. Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article 10 and the other provisions of this Mortgage, the terms and conditions of this Article 10 shall control and be binding.

Section 10.2. Maximum Principal Sum. The Indebtedness and Obligations may be secured by other mortgages and deeds of trust on other real estate in other counties and other states. Each and all of such mortgages and deeds of trust are intended to and shall constitute security for the entire Indebtedness and all of the Obligations without allocation. Notwithstanding anything herein to the contrary, it is agreed that the maximum amount of Indebtedness secured by this Mortgage, including all advancements, at any one time shall not exceed                                  Million Dollars ($__000,000.00).

Section 10.3. Revolving Credit. This Mortgage is given to secure, among other things, Revolving Loans and shall secure not only presently existing indebtedness under the Credit Agreement but also future advances, whether such advances are obligatory or to be made at the option of Mortgagee, or otherwise, as are made within twenty (20) years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Mortgage, although there may be no advance made at the time of execution of this Mortgage and although there may be no Indebtedness outstanding at the time any advance is made. The lien of this Mortgage shall be valid as to all Indebtedness, including future advances, from the time of its filing for record in the recorder’s or registrar’s office in the county in which the Mortgaged Property is located. The total amount of Indebtedness may increase or decrease from time to time, but the total unpaid balance of Indebtedness (including disbursements which Mortgagee may make under this Mortgage, the Credit Agreement or any other documents related thereto) at any one time outstanding shall not exceed a maximum principal amount of                                  Dollars ($__,000,000) plus interest thereon.

Section 10.4. Documentary Stamp Tax and Intangible Personal Property Tax. The maximum amount hereby secured is $__,000,000.

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	RUTH’S HOSPITALITY GROUP, INC., a Delaware corporation

By:
Name:
Title:

STATE OF	)
) ss.:
COUNTY OF	)

I,                                         , a Notary Public in and for said County and State, DO HEREBY CERTIFY, that on the              day of                     , 2009,                                         , personally known to me to be the                                          of RUTH’S HOSPITALITY GROUP, INC., a Delaware corporation, appeared before me and first being duly sworn by me acknowledged that he/she signed the foregoing instrument in the capacity therein set forth and acknowledged that he/she signed and delivered the said instrument as his/her free and voluntary act and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth and that the statements therein contained are true.

In Witness Whereof, I have hereunto set my hand and Notarial Seal, this              day of                     , 2009.

Notary Public

My Commission Expires:

EXHIBIT A

The permanent tax index numbers for the Land are                                         .

Legal Description of premises located at 500 International Parkway, Heathrow, Florida 32746: